Exhibit 99.1

PRESS RELEASE

Newnan Coweta Bancshares, Inc. Announces First Quarter 2008 Earnings

Newnan Coweta Bancshares, Inc. today announced a net loss for the quarter ending March 31, 2008 of $338M or a negative $0.34 basic earnings per share and a negative $0.32 diluted earnings per share versus net income of $609M or $0.62 basic earnings per share and a $0.58 diluted earnings per share during the same period ending March 31, 2007. Net interest income totaled $852M and $2,254M for the first quarter 2008 and 2007, respectively. Total assets grew to $239 million at March 31, 2008 as compared to $238 million at December 31, 2007. Loans were $183 million at March 31, 2008 as compared to $186 million at December 31, 2007. The book value per share totaled $19.39 as of March 31, 2008 versus a $19.48 book value per share as of December 31, 2007.

For the quarter, the decrease in net income was primarily due to an increase in nonperforming assets. As of March 31, 2008, nonperforming assets totaled $32.4 million representing 13.58% of total assets compared to $429M representing 0.18% of total assets on March 31, 2007. The provision for loan losses totaled $290M and $121M for the first quarters of 2008 and 2007, respectively. “The loss of interest income due to increases in nonperforming assets and declining interest rates from the Federal Reserve Bank as well as increases in the provision for loan losses have had an adverse impact on our financial results,” stated James B. Kimsey, President and Chief Executive Officer. He also stated that “we have found through analysis and evaluation that the majority of our loan portfolio is adequately collateralized, and therefore we are not expecting significant losses. A thorough review of our loan portfolio has concluded that our allowance for loan losses is adequate. Loan losses are impossible to completely eliminate, however we continue to strengthen our lending and risk monitoring processes to reduce our risk of future losses. Solid credit quality has always been and remains a top priority for Neighborhood Community Bank.”

Based in Newnan Georgia, Newnan Coweta Bancshares Inc. is a bank holding company that provides traditional bank services to business and consumers through its subsidiary, Neighborhood Community Bank. Founded in April 2000, Neighborhood Community Bank has four full service branches located in Coweta and Fayette Counties. For more information about Neighborhood Community Bank, visit www.ncbbanking.com.